Writer’s Direct Dial

EXHIBIT 4

Emmet, Marvin & Martin, LLP

Counsellors at Law

_____

120 Broadway

New York, New York 10271

_____

(212) 238-3000

(212) 653-1760

_____

Fax: (212) 238-3100

Fax: (212) 653-1730

http://www.emmetmarvin.com

177 Madison Avenue Morristown, New Jersey 07960 (973) 538-5600 Fax: (973) 538-6448

May 14, 2013

The Bank of New York Mellon

as Depositary

101 Barclay Street

New York, New York, 10286

Re:	Unsponsored American Depositary Receipts for Shares of Common Stock, of The Philippine Stock Exchange, Inc.

Ladies and Gentlemen:

We refer to the registration statement to be filed on Form F-6 under the Securities Act of 1933 (the "Registration Statement") by the legal entity created by the agreement for issuance of American Depositary Shares ("ADSs") evidenced by American Depositary Receipts ("ADRs") for Shares of Common Stock, of The Philippine Stock Exchange, Inc. for which you propose to act as Depositary.

We are of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the terms of the ADRs, will, when sold, be legally issued and will entitle the holders thereof to the rights specified in the ADRs.

This opinion may be used by you as an exhibit to the Registration Statement.

Very truly yours,

/s/ EMMET, MARVIN & MARTIN, LLP

EMMET, MARVIN & MARTIN, LLP